AMERICAN REALTY CAPITAL GLOBAL TRUST, INC.

SOLICITING DEALER AGREEMENT

Ladies and Gentlemen:

Realty Capital Securities, LLC (the “Dealer Manager”) entered into an exclusive dealer manager agreement, dated as of August 14, 2012 (the “Dealer Manager Agreement”), with American Realty Capital Global Trust, Inc., a Maryland corporation (the “Company”) and American Realty Capital Global Advisors, LLC, pursuant to which the Dealer Manager agreed to use its reasonable best efforts to solicit subscriptions in connection with the public offering (the “Offering”) of up to $1,499,499,995 of shares of the Company's common stock, $0.01 par value per share (“Common Stock”) of which amount: (i) up to $1,499,999,995 in shares of Common Stock are being offered to the public in the primary offering (the “Primary Shares”), and (ii) up to $237,500,000 in shares of Common Stock are being offered pursuant to the Company's distribution reinvestment plan (the “DRP Shares” and, together with the Primary Shares, the “Shares”) commencing on the Effective Date (as defined below). Notwithstanding the foregoing, the Company has reserved the right to reallocate the Shares between Primary Shares and the DRP Shares. \Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings therefor as in the Dealer Manager Agreement.

In connection with the performance of the Dealer Manager's obligations under Section 3 of the Dealer Manager Agreement, the Dealer Manager is authorized to retain the services of securities dealers (each a “Soliciting Dealer”, and collectively the “Soliciting Dealers”) who are members of the Financial Industry Regulatory Authority (“FINRA”) to solicit subscriptions for Shares in connection with the Offering. You are hereby invited to become a Soliciting Dealer and, as such, to use your reasonable best efforts to solicit subscribers for Shares, in accordance with the following terms and conditions of this Soliciting Dealer Agreement (this “Agreement”).

This Agreement shall become effective and binding with respect to the parties hereto on the date set forth on Soliciting Dealer's signature page hereto.

1.            Registration Statement.

(a)           A registration statement on Form S-11 (File No, 333-177563), including a preliminary prospectus, has been prepared by the Company and was filed with the Securities and Exchange Commission (the “Commission”) on October 27 , 2011, in accordance with the applicable requirements of the Securities Act of 1933, as amended (the “Securities Act”), and the applicable rules and regulations of the Commission promulgated thereunder (the “Securities Act Rules and Regulations”) for the registration of the Offering. The Company has prepared and filed such amendments and supplements to the registration statement, including such amended prospectus, as may have been required to the date hereof, and will file such additional amendments and supplements thereto as may hereafter be required. The registration statement on Form S-11 and the prospectus contained therein, as finally amended at the date the registration statement is declared effective by the Commission (the “Effective Date”) are respectively hereinafter referred to as the “Registration Statement” and the “Prospectus”, except that (i) if the Company files a post-effective amendment to such registration statement, then the term “Registration Statement” shall, from and after the declaration of the effectiveness of such post-effective amendment by the Commission, refer to such registration statement as amended by such post-effective amendment, and the term “Prospectus” shall refer to the amended prospectus then on file with the Commission, and (ii) if the prospectus filed by the Company pursuant to either Rule 424(b) or 424(c) of the Securities Act Rules and Regulations shall differ from the prospectus on file at the time the Registration Statement or the most recent post-effective amendment thereto, if any, shall have become effective, then the term “Prospectus” shall refer to such prospectus filed pursuant to either Rule 424(b) or 424(c), as the case may be, from and after the date on which it shall have been filed. As used herein, the terms “Registration Statement”, “preliminary Prospectus” and “Prospectus” shall include the documents, if any, incorporated by reference therein. As used herein, the term “Effective Date” also shall refer to the effective date of each post-effective amendment to the Registration Statement, unless the context otherwise requires.

2.           Compliance with Applicable Rules and Regulations; License and Association Membership.

Upon the effectiveness of this Agreement, the undersigned dealer will become one of the “Soliciting Dealers” referred to in the Dealer Manager Agreement and is referred to herein as “Soliciting Dealer”. Soliciting Dealer agrees that solicitation and other activities by it hereunder shall comply with, and shall be undertaken only in accordance with, the terms of the Dealer Manager Agreement, the terms of this Agreement, the Securities Act, the Securities Act Rules and Regulations, the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the applicable rules and regulations promulgated thereunder (the “Exchange Act Rules and Regulations”), the Blue Sky Survey (as defined below), the Rules of Fair Practice of FINRA, the FINRA Conduct Rules (including, without limitation, Rules 2340, 2420, 2730, 2740, 2750 and 2810 of the FINRA Conduct Rules), and the provisions of Article III.C. of the Statement of Policy Regarding Real Estate Investment Trusts of the North American Securities Administrators Association, Inc., as amended on May 7, 2007 and as the same may be further amended from time to time (the “NASAA Guidelines”).

Soliciting Dealer's acceptance of this Agreement constitutes a representation to the Company and to the Dealer Manager that Soliciting Dealer is a properly registered or licensed broker-dealer, duly authorized to sell the Shares under federal and state securities laws and regulations in all states where it offers or sells Shares, and that it is a member in good standing of FINRA. Soliciting Dealer represents and warrants that it is currently licensed as a broker-dealer in the jurisdictions identified on Schedule I to this Agreement and that its independent contractors and registered representatives have the appropriate licenses to offer and sell the Shares in such jurisdictions. This Agreement shall automatically terminate with no further action by either party if Soliciting Dealer ceases to be a member in good standing of FINRA or with the securities commission of the state in which Soliciting Dealer's principal office is located. Soliciting Dealer agrees to notify the Dealer Manager immediately if Soliciting Dealer ceases to be a member in good standing of FINRA or with the securities commission of any state in which Soliciting Dealer is currently registered or licensed.

3.           Limitation of Offer; Investor Suitability.

(a)           Soliciting Dealer will offer Shares only (i) to persons that meet the financial qualifications set forth in the Prospectus or in any suitability letter or memorandum sent to it by the Company or the Dealer Manager, and (ii) in accordance with Section 8, to persons in the jurisdictions in which it is advised in writing by the Company or the Dealer Manager that the Shares are qualified for sale or that qualification is not required (the “Blue Sky Survey”). Notwithstanding the qualification of Shares for sale in any respective jurisdiction (or exemption therefrom), Soliciting Dealer will not offer Shares and will not permit any of its registered representatives to offer Shares in any jurisdiction unless both Soliciting Dealer and such registered representative are duly licensed to transact business in securities in such jurisdiction. In offering Shares, Soliciting Dealer shall comply with the provisions of the Rules of Fair Practice set forth in the FINRA Manual, as well as other applicable rules and regulations relating to suitability of investors, including, but not limited to, the provisions of Section II1.C. of the NASAA Guidelines.

In offering for sale the Shares to any person, Soliciting Dealer will have reasonable grounds to believe (based on such information obtained from the prospective investor concerning the prospective investor's age, investment objectives, other investments, financial situation, needs or any other information known by Soliciting Dealer after due inquiry) that: (i) such prospective investor is in a financial position appropriate to enable such prospective investor to realize to a significant extent the benefits described in the Prospectus, including the tax benefits where they are a significant aspect of the investment; (ii) the prospective investor has a fair market net worth sufficient to sustain the risks inherent in the investment, including loss of investment and lack of liquidity; (iii) the purchase of the Shares is otherwise suitable for such prospective investor; and (iv) such prospective investor (A) has either: (1) a minimum annual gross income of $70,000 and a minimum net worth (exclusive of such prospective investor's home, home furnishings and automobiles) of $70,000; or (2) a minimum net worth (exclusive of such prospective investor's home, home furnishings and automobiles) of $250,000 or (B) meets the higher suitability standards, if applicable, imposed by the state in which the investment by such prospective investor is made. Soliciting Dealer further will use its best efforts to determine the suitability and appropriateness of an investment in the Shares for each prospective investor solicited by a person associated with Soliciting Dealer by reviewing documents and records disclosing the basis upon which the determination as to suitability was reached as to each prospective investor, whether such documents and records relate to accounts which have been closed, accounts which are currently maintained or accounts hereinafter established. In making the determinations as to financial qualifications and as to suitability required by the NASAA Guidelines, Soliciting Dealer may rely on (x) representations from investment advisers who are not affiliated with Soliciting Dealer and banks acting as trustees or fiduciaries, and (y) information it has obtained from a prospective investor, including such information as the investment objectives, other investments, financial situation and needs of the prospective investor or any other information known by Soliciting Dealer after due inquiry. Notwithstanding the foregoing, Soliciting Dealer shall not execute any transaction in the Company in a discretionary account without prior written approval of the transaction by the customer.

(b)           Soliciting Dealer shall maintain, for at least six (6) years or for a period of time not less than that required in order to comply with all applicable federal, state and other regulatory requirements, whichever is later, a record of the information obtained to determine that an investor meets the suitability standards imposed on the offer and sale of the Shares (both at the time of the initial subscription and at the time of any additional subscriptions) and a representation of the investor that the investor is investing for the investor's own account or, in lieu of such representation, information indicating that the investor for whose account the investment was made met the suitability standards. Soliciting Dealer may satisfy its obligation by contractually requiring such information to be maintained by the investment advisers or banks discussed above. Soliciting Dealer further agrees to comply with the record keeping requirements of the Exchange Act, including, but not limited to, Rules 17a-3 and 17a-4 promulgated under the Exchange Act. Soliciting Dealer agrees to make such documents and records available to the Dealer Manager and the Company upon request, and representatives of the Commission, FINRA and applicable state securities administrators upon Soliciting Dealer's receipt of an appropriate document subpoena or other appropriate request for documents from any such agency.

4.           Delivery of Prospectus and Approved Sales Literature.

(a)           Soliciting Dealer will: (i) deliver a Prospectus, as then supplemented or amended, to each person who subscribes for Shares at least five (5) business days prior to the tender of such person's subscription agreement (the “Subscription Agreement”); (ii) promptly comply with the written request of any person for a copy of the Prospectus, as then supplemented or amended, during the period between the initial Effective Date and the termination of the Offering; (iii) deliver to any person, in accordance with applicable law or as prescribed by any state securities administrator, a copy of any prescribed document included within, or incorporated by reference in, the Registration Statement and any supplements thereto during the course of the Offering; (iv) not use any sales materials in connection with the solicitation of purchasers of the Shares except Approved Sales Literature; (v) to the extent the Company provides Approved Sales Literature, not use such Approved Sales Literature unless accompanied or preceded by the Prospectus, as then currently in effect, and as may be supplemented in the future; and (vi) not give or provide any information or make any representation or warranty other than information or representations contained in the Prospectus or the Approved Sales Literature. Soliciting Dealer will not publish, circulate or otherwise use any other advertisement or solicitation material in connection with the Offering without the Dealer Manager’s express prior written approval.

(b)           Nothing contained in this Agreement shall be deemed or construed to make Soliciting Dealer an employee, agent, representative or partner of the Dealer Manager or the Company, and Soliciting Dealer is not authorized to act for the Dealer Manager or the Company.

(c)           Soliciting Dealer will not send or provide supplements to the Prospectus or any Approved Sales Literature to any prospective investor unless it has previously sent or provided a Prospectus and all supplements thereto to that prospective investor or has simultaneously sent or provided a Prospectus and all supplements thereto with such Prospectus supplement or Approved Sales Literature.

(d)           Soliciting Dealer will not show to, or provide any prospective investor with, or reproduce any material or writing which is supplied to it by the Dealer Manager and marked “broker-dealer use only” or otherwise bearing a legend denoting that it is not to be used in connection with the offer or sale of Shares, to members of the public.

(e)           The Dealer Manager will supply Soliciting Dealer with reasonable quantities of the Prospectus (including any supplements thereto), as well as any Approved Sales Literature, for delivery to prospective investors.

(f)            Soliciting Dealer shall furnish a copy of any revised preliminary Prospectus to each person to whom it has furnished a copy of any previous preliminary Prospectus, and further agrees that it will mail or otherwise deliver all preliminary and final Prospectuses required for compliance with the provisions of Rule 15c2-8 under the Exchange Act,

5.           Submission of Orders; Right to Reject Orders.

(a)           Subject to certain individual state requirements as described in the Prospectus and except for shares issued pursuant to the DRP, Shares may be sold only to investors who initially purchase a minimum of $2,500 of Shares or, unless prohibited by state law, a minimum of $1,000 if the purchase is made jointly by a husband and wife through their separate IRA or other qualified accounts. With respect to Soliciting Dealer's participation in any resales or transfers of the Shares, Soliciting Dealer agrees to comply with any applicable requirements set forth in Section 2 and to fulfill the obligations pursuant to Rule 2810 of the FINRA Rules of Conduct.

(b)           Until the minimum offering of $2,000,000 in Shares has been sold, payments for Shares shall be made by checks payable to “UMB Bank, N.A., Escrow Agent for American Realty Capital Global Trust, Inc.”. During such time, Soliciting Dealer shall forward original checks together with an original Subscription Agreement, executed and initialed by the subscriber as provided for in the Subscription Agreement, to UMB Bank, N.A. (the “Escrow Agent”) at the address provided in the Subscription Agreement.

When Soliciting Dealer's internal supervisory procedures are conducted at the site at which the Subscription Agreement and check were initially received by Soliciting Dealer from the subscriber, Soliciting Dealer shall transmit the Subscription Agreement and check to the Escrow Agent by the end of the next business day following receipt of the check and Subscription Agreement. When, pursuant to Soliciting Dealer's internal supervisory procedures, Soliciting Dealer's final internal supervisory procedures are conducted at a different location (the “Final Review Office”), Soliciting Dealer shall transmit the check and Subscription Agreement to the Final Review Office by the end of the next business day following Soliciting Dealer's receipt of the Subscription Agreement and check. The Final Review Office will, by the end of the next business day following its receipt of the Subscription Agreement and check, forward both the Subscription Agreement and check to the Escrow Agent. If any Subscription Agreement solicited by Soliciting Dealer is rejected by the Dealer Manager or the Company, then the Subscription Agreement and check will be returned to the rejected subscriber within thirty (30) business days from the date of rejection.

Once the minimum offering of $2,000,000 in Shares has been sold, subject to any continuing escrow obligations imposed by certain states as described in the Prospectus, payments for Shares shall be made payable to “American Realty Capital Global Trust, Inc.” At such time, Soliciting Dealer shall forward each original check, together with each original Subscription Agreement, executed and initialed by the subscriber as provided for in the Subscription Agreement, to American Realty Capital Global Trust, Inc., c/o DST Systems, Inc., at the address provided in the Subscription Agreement.

Notwithstanding the foregoing, in accordance with the applicable Exchange Act Rules and Regulations, if Soliciting Dealer has net capital of $250,000 or more, it may instruct its customers to make their checks payable to Soliciting Dealer. In such case, Soliciting Dealer shall issue a check made payable to the Escrow Agent or the Company in accordance with the foregoing provisions of this Section 5(b), as applicable.

(c)           All orders, whether initial or additional, are subject to acceptance by and shall become effective upon confirmation by the Company or the Dealer Manager, each of which reserve the right to reject any order in their sole discretion for any or no reason. Orders not accompanied by the required instrument of payment for Shares may be rejected. Issuance and delivery of a Share will be made only after a sale of a Share is deemed by the Company to be completed in accordance with Section 3(c) of the Dealer Manager Agreement. If an order is rejected, cancelled or rescinded for any reason, then Soliciting Dealer will return to the Dealer Manager any selling commissions or Dealer Manager Fees theretofore paid with respect to such order, and, if Soliciting Dealer fails to so return any such selling commissions or Dealer Manager Fees, the Dealer Manager shall have the right to offset amounts owned against future commissions orDealer Manager Fees due and otherwise payable to Soliciting Dealer (it being understood and agreed that such right to offset shall not be in limitation of any other rights or remedies that the Dealer Manager may have in connection with such failure).

6.           Soliciting Dealer's Compensation.

(a)           Subject to the terms and conditions set forth herein and in the Dealer Manager Agreement and, subject to the volume discounts and other special circumstances described in the “Plan of Distribution” section of the Prospectus, the Dealer Manager shall pay to Soliciting Dealer a selling commission of up to 7.0% of the gross proceeds from the Shares sold by it and accepted and confirmed by the Company. Alternatively, Soliciting Dealer may elect to receive a selling commission equal to 7.5% of gross proceeds from the sale of Shares by Soliciting Dealer, with 2.5% thereof paid at the time of such sale and 1.0% thereof paid on each anniversary of the closing of such sale up to and including the fifth anniversary of the closing of such sale, in which event, a portion of the Dealer Manager Fee will be reallowed such that the combined selling commission and Dealer Manager Fee do not exceed 10.0% of gross proceeds of the Offering of Shares. For purposes of this Section 6(a), Shares are “sold” only if an executed Subscription Agreement is accepted by the Company and the Company has thereafter distributed the selling commission to the Dealer Manager in connection with such transaction. Soliciting Dealer acknowledges and agrees that no selling commissions will be paid for sales of DRP Shares.

(b)           Notwithstanding the foregoing, it is understood and agreed that no selling commission shall be payable with respect to particular Shares if the Dealer Manager or the Company rejects a proposed subscriber's Subscription Agreement. Accordingly, Soliciting Dealer shall have no authority to issue a confirmation (pursuant to Exchange Act Rule 10b-10) to any subscriber; such authority residing solely in the Dealer Manager, as the dealer manager and processing broker-dealer of the Offering.

(c)           The Dealer Manager may, in its sole discretion, re-allow all or any portion of the Dealer Manager Fee received by it to Soliciting Dealer. The Dealer Manager may, in its sole discretion, request the Company to reimburse to Soliciting Dealer for reasonable accountable bona fide due diligence expenses, provided such expenses have actually been incurred, are supported by detailed and itemized invoices provided to the Company and the Company had theretofore given its prior written approval of incurrence of such expenses.

(d)           Certain marketing expenses, such as Soliciting Dealer conferences, may be advanced to Soliciting Dealer and later deducted from the portion of the Dealer Manager Fee re-allowed to that Soliciting Dealer. If the Offering is not consummated, Soliciting Dealer will repay any such advance to the extent not expended on marketing expenses. Any such advance shall be deducted from the maximum amount of the Dealer Manager Fee that may otherwise be re-allowable to Soliciting Dealer, Notwithstanding anything herein to the contrary, Soliciting Dealer will not be entitled to receive any Dealer Manager Fee which would cause the aggregate amount of selling commissions, Dealer Manager Fees and other forms of underwriting compensation (as defined in accordance with applicable FINRA rules) received by the Dealer Manager and all Soliciting Dealers to exceed ten percent (10.0%) of the gross proceeds raised from the sale of Shares in the Offering.

(e)           The Company will not be liable or responsible to Soliciting Dealer for the payment of any selling commissions or fees or any reallowance of selling commissions or fees to Soliciting Dealer, such payment and reallowance of selling commissions and fees being the sole and exclusive responsibility of the Dealer Manager. Soliciting Dealer acknowledges and agrees that the Dealer Manager's liability for selling commissions and fees payable to Soliciting Dealer is limited solely to selling commissions and fees received by the Dealer Manager from the Company in connection with Soliciting Dealer's sale of Shares.

(g)           In no event shall the Soliciting Dealer be entitled to payment of any compensation in connection with the Offering that is not completed according to this Agreement; provided, however, that the reimbursement of out-of-pocket accountable expenses actually incurred by the Soliciting Dealer or person associated with the Soliciting Dealer shall not be presumed to be unfair or unreasonable and shall be payable under normal circumstances.

7.           Reserved Shares

The number of Shares, if any, to be reserved for sale by each Soliciting Dealer may be decided by the mutual agreement, from time to time, of the Dealer Manager and the Company. The Dealer Manager reserves the right to notify Soliciting Dealer by United States mail or by other means of the number of Shares reserved for sale by Soliciting Dealer, if any. Such Shares will be reserved for sale by Soliciting Dealer until the time specified in the Dealer Manager's notification to Soliciting Dealer. Sales of any reserved Shares after the time specified in the notification to Soliciting Dealer or any requests for additional Shares will be subject to rejection in whole or in part.

8.           Blue Sky Qualification.

(a)           The Dealer Manager will inform Soliciting Dealer as to the jurisdictions in which the Dealer Manager has been advised by the Company that the Shares have been qualified for sale or are exempt under the respective securities or “blue sky” laws of such jurisdictions; provided, however, that the Dealer Manager has not assumed and will not assume any obligation or responsibility as to Soliciting Dealer's right or ability to act as a broker and/or dealer with respect to the Shares in any such jurisdiction. Soliciting Dealer agrees that it will not make any offers or sell any Shares except in states in which the Dealer Manager advises Soliciting Dealer that the Offering has been qualified or is exempt and in which Soliciting Dealer is legally qualified to make offers and further agrees to assure that each person to whom Soliciting Dealer sells Shares (at both the time of the initial purchase as well as at the time of any subsequent purchases) meets any special suitability standards which apply to sales in a particular jurisdiction, as described in the Blue Sky Survey and the Subscription Agreement, Neither the Dealer Manager nor the Company assume any obligation or responsibility in respect of the qualification of the Shares covered by the Prospectus under the laws of any jurisdiction or Soliciting Dealer's qualification to act as a broker and/or dealer with respect to the Shares in any jurisdiction. The Blue Sky Survey which has been or will be furnished to Soliciting Dealer indicates the jurisdictions in which it is believed that the offer and sale of Shares covered by the Prospectus is exempt from, or requires action under, the applicable blue sky or securities laws thereof, and what action, if any, has been taken with respect thereto.

(b)           It is understood and agreed that under no circumstances will Soliciting Dealer, as a Soliciting Dealer, engage in any activities hereunder in any jurisdiction in which Soliciting Dealer may not lawfully so engage or in any activities in any jurisdiction with respect to the Shares in which Soliciting Dealer may lawfully so engage unless Soliciting Dealer has complied with the provisions hereof.

9.           Dealer Manager's Authority.

Subject to the Dealer Manager Agreement, the Dealer Manager shall have full authority to take such action as it may deem advisable with respect to all matters pertaining to the Offering or arising thereunder. Except for obligations and liabilities expressly assumed by the Dealer Manager hereunder or arising from the Dealer Manager's bad faith, the Dealer Manager shall not have any liability to Soliciting Dealer for or in respect of (a) the validity or value of or title to, the Shares; (b) the form of, or the statements contained in, or the validity of, the Registration Statement, the Prospectus, any amendment or supplement thereto, or any documents incorporated by reference therein; (c) any instrument executed by the Company or by others; (d) the form or validity of the Dealer Manager Agreement or this Agreement; (e) the delivery of the Shares; (f) the performance by the Company or by others of any agreement on its or their part; (g) the qualification of the Shares for sale under the laws of any jurisdiction; or (h) any matter in connection with any of the foregoing; provided, however, that nothing in this Section 9 shall be deemed to relieve the Company or the Dealer Manager from any liability imposed by the Securities Act. No obligations or liability on the part of the Company or the Dealer Manager shall be implied or inferred herefrom.

10.         Indemnification.

(a)           Under the Dealer Manager Agreement, the Company has agreed to indemnify Soliciting Dealer and the Dealer Manager and each person, if any, who controls Soliciting Dealer or the Dealer Manager, in certain instances and against certain liabilities, including liabilities under the Securities Act in certain circumstances. Soliciting Dealer hereby agrees to indemnify the Company and each person who controls it as provided in the Dealer Manager Agreement and to indemnify the Dealer Manager to the extent and in the manner that Soliciting Dealer agrees to indemnify the Company in the Dealer Manager Agreement.

(b)           In furtherance of, and not in limitation of the foregoing, Soliciting Dealer will indemnify, defend and hold harmless the Dealer Manager and the Company, and their officers, directors, employees, members, partners, affiliates, agents and representatives, and each person, if any, who controls such entity within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, and each person who has signed the Registration Statement (“Indemnified Parties”), from and against any losses, claims, damages or liabilities to which any of the Indemnified Parties, and each person who signed the Registration Statement, may become subject, under the Securities Act or the Exchange Act, or otherwise, insofar as such losses, claims and expenses (including the reasonable legal and other expenses incurred in investigating and defending any such claims or liabilities), damages or liabilities (or actions in respect thereof) arise out of or are based upon (i) in whole or in part, any material inaccuracy in the representations or warranties contained in this Agreement or any material breach of a covenant contained herein by Soliciting Dealer, (ii) any untrue statement or any alleged untrue statement of a material fact contained (A) in the Registration Statement or any post-effective amendment thereto or in the Prospectus or any amendment or supplement thereto, (B) in any Approved Sales Literature, or (C) any blue sky application or other document executed by the Company or on its behalf specifically for the purpose of qualifying any or all of the Shares for sale under the securities laws of any jurisdiction or based upon written information furnished by the Company under the securities laws thereof, (iii) the omission or alleged omission to state a material fact required to be stated in the Registration Statement or any post-effective amendment thereof to make the statements therein not misleading or the omission or alleged omission to state a material fact required to be stated in the Prospectus or any amendment or supplement thereto to make the statements therein, in light of the circumstances under which they were made, not misleading, provided, however, that in each case described in clauses (ii) and (iii) to the extent, but only to the extent, that such untrue statement or omission was made in reliance upon and in conformity with written information furnished to the Company or the Dealer Manager by Soliciting Dealer specifically for use with reference to Soliciting Dealer in the preparation of the Registration Statement or any such post-effective amendments thereof or the Prospectus or any such amendment thereof or supplement thereto, (iv) any use of sales literature, including “broker dealer use only” materials, by Soliciting Dealer that is not Approved Sales Literature, (v) any untrue statement made by Soliciting Dealer or its representatives or agents or omission by Soliciting Dealer or its representatives or agents to state a fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in connection with the offer and sale of the Shares in each case, other than statements or omissions made in conformity with the Registration Statement, Prospectus, Approved Sales Literature or any other materials or information furnished by or on behalf of the Company, or (vi) any failure by Soliciting Dealer to comply with applicable laws governing money laundry abatement and anti-terrorist financing efforts in connection with the Offering, including applicable FINRA Rules, Exchange Act Rules and Regulations and the USA PATRIOT Act. Soliciting Dealer will reimburse the aforesaid parties for any reasonable legal or other expenses incurred in connection with investigation or defense of such loss, claim, damage, liability or action. This indemnity agreement will be in addition to any liability which Soliciting Dealer may otherwise have.

(c)           Promptly after receipt by any Indemnified Party under this Section 10 of notice of the commencement of any action, such Indemnified Party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 10, promptly notify the indemnifying party of the commencement thereof; provided, however , the failure to give such notice shall not relieve the indemnifying party of its obligations hereunder except to the extent it shall have been prejudiced by such failure. In case any such action is brought against any Indemnified Party, and it notifies an indemnifying party of the commencement thereof, the indemnifying party will be entitled, to the extent it may wish, jointly with any other indemnifying party similarly notified, to participate in the defense thereof, with separate counsel. Such participation shall not relieve such indemnifying party of the obligation to reimburse the Indemnified Party for reasonable legal and other expenses incurred by such Indemnified Party in defending itself, except for such expenses incurred after the indemnifying party has deposited funds sufficient to effect the settlement, with prejudice, of, and unconditional release of all liabilities from, the claim in respect of which indemnity is sought. Any such indemnifying party shall not be liable to any such Indemnified Party on account of any settlement of any claim or action effected without the consent of such indemnifying party, such consent not to be unreasonably withheld or delayed.

(d)           An indemnifying party under this Section 10 shall be obligated to reimburse an Indemnified Party for reasonable legal and other expenses as follows: the indemnifying party shall pay all legal fees and expenses reasonably incurred by the Indemnified Party in the defense of such claims or actions; provided, however, that the indemnifying party shall not be obligated to pay legal expenses and fees to more than one law firm in connection with the defense of similar claims arising out of the same alleged acts or omissions giving rise to such claims notwithstanding that such actions or claims are alleged or brought by one or more parties against more than one Indemnified Party. If such claims or actions are alleged or brought against more than one Indemnified Party, then the indemnifying party shall only be obliged to reimburse the expenses and fees of the one law firm (in addition to local counsel) that has been participating by a majority of the indemnified parties against which such action is finally brought; and in the event a majority of such indemnified parties is unable to agree on which law firm for which expenses or fees will be reimbursable by the indemnifying party, then payment shall be made to the first law firm of record representing an Indemnified Party against the action or claim. Such law firm shall be paid only to the extent of services performed by such law firm and no reimbursement shall be payable to such law firm on account of legal services performed by another law firm.

11.         Contribution.

If the indemnification provided for in Section 10 is for any reason unavailable to or insufficient to hold harmless an Indemnified Party in respect of any losses, liabilities, claims, damages or expenses referred to therein, the contributions provisions set forth in Section 9 of the Dealer Manager Agreement shall be applicable.

12.         Company as Party to Agreement.

The Company shall be a third party beneficiary of Soliciting Dealer's representations, warranties, covenants and agreements contained in Sections 10 and 11. The Company shall have all enforcement rights in law and in equity with respect to those portions of this Agreement as to which it is third party beneficiary.

13.         Privacy Laws; Compliance.

(a)           Soliciting Dealer agrees to: (i) abide by and comply with (A) the privacy standards and requirements of the Gramm-Leach-Bliley Act of 1999 (the “GLB Act”); (B) the privacy standards and requirements of any other applicable federal or state law; and (C) Soliciting Dealer's own internal privacy policies and procedures, each as may be amended from time to time; (ii) refrain from the use or disclosure of nonpublic personal information (as defined under the GLB Act) of all customers, except as necessary to service the customers or as otherwise necessary or required by applicable law; and (iii) determine which customers have opted out of the disclosure of nonpublic personal information by periodically reviewing and, if necessary, retrieving an aggregated list of such customers (the “List”) as provided by each to identify customers that have exercised their opt-out rights. If either party uses or discloses nonpublic personal information of any customer for purposes other than servicing the customer, or as otherwise required by applicable law, that party will consult the List to determine whether the affected customer has exercised his or her opt-out rights. Each party understands that it is prohibited from using or disclosing any nonpublic personal information of any customer that is identified on the List as having opted out of such disclosures.

14.          Anti-Money Laundering Compliance Programs.

Soliciting Dealer represents to the Dealer Manager and to the Company that it has established and implemented anti-money laundering compliance programs in accordance with applicable law, including applicable FINRA Conduct Rules, the Exchange Act Rules and Regulations and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended (the “USA PATRIOT Act”), specifically including, but not limited to, Section 352 of the International Money Laundering Abatement and Anti-Terrorist Financing Act of 2001 (the “Money Laundering Abatement Act,” and together with the USA PATRIOT Act, the “AML Rules”) reasonably expected to detect and cause the reporting of suspicious transactions in connection with the offering and sale of the Shares. Soliciting Dealer further represents that it currently is in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act, and Soliciting Dealer hereby covenants to remain in compliance with such requirements and shall, upon request by the Dealer Manager or the Company, provide a certification to the Dealer Manager or the Company that, as of the date of such certification (a) its AML Program is consistent with the AML Rules, and (b) it is currently in compliance with all AML Rules, specifically including, but not limited to, the Customer Identification Program requirements under Section 326 of the Money Laundering Abatement Act. Upon request by the Dealer Manager at any time, Soliciting Dealer will (i) furnish a written copy of its AML Program to the Dealer Manager for review, and (ii) furnish a copy of the findings and any remedial actions taken in connection with its most recent independent testing of its AML Program.

15.         Miscellaneous.

(a)           Soliciting Dealer hereby authorizes and ratifies the execution and delivery of the Dealer Manager Agreement by the Dealer Manager as the dealer manager of the Offering for itself and on behalf of all Soliciting Dealers, including Soliciting Dealer party hereto, and authorizes the Dealer Manager to agree to any variation of the terms or provisions of the Dealer Manager Agreement and to execute and deliver any amendment, modification or supplement thereto. Soliciting Dealer hereby agrees to be bound by all provisions of the Dealer Manager Agreement relating to Soliciting Dealers. Soliciting Dealer also authorizes the Dealer Manager to exercise, in the Dealer Manager's discretion, all the authority or discretion now or hereafter vested in the Dealer Manager by the provisions of the Dealer Manager Agreement and to take all such actions as the Dealer Manager may believe desirable in order to carry out the provisions of the Dealer Manager Agreement and of this Agreement.

(b)           This Agreement, except for the provisions of Sections 9, 10, 11; 12, 13 and 15, may be terminated at any time by either party hereto upon two (2) days' prior written notice to the other party and, in all events, this Agreement shall terminate on the termination date of the Dealer Manager Agreement, except for the provisions of Sections 9, 10, 11, 12, 13 and 15, which shall survive the expiration or earlier termination of this Agreement.

(c)           Any communications from Soliciting Dealer should be in writing addressed to the Dealer Manager at:

Realty Capital Securities, LLC

Three Copley Place, Suite 3300

Boston, Massachusetts 02116

Facsimile No.: (857) 207-3399

Attention: Louisa Quarto

with a copy to:

Proskauer Rose LLP

Eleven Times Square

New York, NY 10036-8299

Facsimile No.: (212) 969-2900

Attention: Peter M. Fass, Esq.

Any notice from the Dealer Manager to Soliciting Dealer shall be deemed to have been duly given if mailed, communicated by electronic delivery or facsimile or delivered by overnight courier to Soliciting Dealer at Soliciting Dealer's address appearing following its signature below.

(d)           Nothing herein contained shall constitute the Dealer Manager, Soliciting Dealer, the other Soliciting Dealers or any of them as an association, partnership, limited liability company, unincorporated business or other separate entity.

(e)           If this Agreement is executed before the initial Effective Date, then the Dealer Manager will notify Soliciting Dealer in writing when the initial Effective Date has occurred. Soliciting Dealer agrees that it will not make any offers to sell the Shares or solicit purchasers for the Shares until Soliciting Dealer has received such written notice of the initial Effective Date from the Dealer Manager or the Company. This Agreement shall be effective for all sales by Soliciting Dealer on and after the initial Effective Date.

(f)           The Company may authorize the Company's transfer agent to provide information to the Dealer Manager and Soliciting Dealer regarding record holder information about the clients of Soliciting Dealer who have invested with the Company on an on-going basis for so long as Soliciting Dealer has a relationship with such client. Soliciting Dealer shall not disclose any password for a restricted website or portion of a website provided to Soliciting Dealer in connection with the Offering and shall not disclose to any person, other than an officer, director, employee or agent of Soliciting Dealer, any material downloaded from such restricted website or portion of a restricted website.

(g)           Soliciting Dealer shall have no right to assign this Agreement or any of its rights hereunder or to delegate any of its obligations hereunder. Any purported assignment or delegation by Soliciting Dealer shall be null and void. The Dealer Manager shall have the right to assign any or all of its rights and obligations under this Agreement by written notice, and Soliciting Dealer shall be deemed to have consented to such assignment by execution hereof. Dealer Manager shall provide written notice of any such assignment to Soliciting Dealer.

(h)           This Agreement may be executed (including by facsimile transmission) with counterpart signature pages or in counterpart copies, each of which shall be deemed an original but all of which together shall constitute one and the same instrument comprising this Agreement.

(i)           The invalidity or unenforceability of any provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

(j)           The failure of any party to insist upon or enforce strict performance by any other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver or relinquishment to any extent of such party's right to assert or rely upon any such provision or right in that or any other instance; rather, such provision or right shall be and remain in full force and effect.

[Signatures on following page]

If the foregoing is in accordance with Soliciting Dealer's understanding and agreement, please sign and return the attached duplicate of this Agreement. Soliciting Dealer's indicated acceptance thereof shall constitute a binding agreement between Soliciting Dealer and the Dealer Manager.

Very truly yours,

REALTY CAPITAL SECURITIES, LLC

By:
Name:
Title:

The undersigned dealer confirms its agreement to act as a Soliciting Dealer pursuant to all the terms and conditions of the above Soliciting Dealer Agreement and the Dealer Manager Agreement attached as Exhibit A hereto. The undersigned dealer hereby represents that it will comply with the applicable requirements of the Securities Act, the Securities Act Rules and Regulations, the Exchange Act and the Exchange Act Rules and Regulations, and applicable blue sky or other state securities laws. The undersigned dealer represents and warrants that it is duly registered as a broker-dealer under the provisions of the Exchange Act and the Exchange Act Rules and Regulations or is exempt from such registration. The undersigned dealer confirms that it and each salesperson acting on its behalf are members in good standing of FINRA and duly licensed by each regulatory authority in each jurisdiction in which the undersigned dealer or such salespersons will offer and sell Shares, or are exempt from registration with such authorities. The undersigned dealer hereby represents that it will comply with the Rules of FINRA and all rules and regulations promulgated by FINRA.

Dated:                                , 2012

Name of Soliciting Dealer

Federal Identification Number

By:
Name:
Authorized Signatory

Kindly have checks representing selling commissions forwarded as follows (if different than above): (Please type or print)

Name of Firm:

Address
Street

City

State and Zip Code

Telephone No.

Fax No.

Attention:

SCHEDULE l

TO

SOLICITING DEALER AGREEMENT

Soliciting Dealer represents and warrants that it is currently licensed as a broker-dealer in the following jurisdictions:

Alabama	Nebraska
Alaska	Nevada
Arizona	New Hampshire
Arkansas	New Jersey
California	New Mexico
Colorado	New York
Connecticut	North Carolina
Delaware	North Dakota
District of Columbia	Ohio
Florida	Oklahoma
Georgia	Oregon
Hawaii	Pennsylvania
Idaho	Puerto Rico
Illinois	Rhode Island
Indiana	South Carolina
Iowa	South Dakota
Kansas	Tennessee
Kentucky	Texas
Louisiana	Utah
Maine	Vermont
Maryland	Virgin Islands
Massachusetts	Virginia
Michigan	Washington
Minnesota	West Virginia
Mississippi	Wisconsin
Missouri	Wyoming
Montana

Exhibit A

(Dealer Manager Agreement)